As filed with the Securities and Exchange Commission on October 31, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

Registration Statement
under
The Securities Act of 1933

GREENIDGE GENERATION HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7374 (Primary Standard Industrial Classification Code Number)	86-1746728 (I.R.S. Employer Identification No.)

135 Rennell Drive, 3rd Floor

Fairfield, CT 06890

(203) 718-5960

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Inducement Stock Option Awards

(Full title of the plans)

Terence Burke

General Counsel

135 Rennell Drive, 3rd Floor

Fairfield, CT 06890

(203) 718-5960

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to: Gillian Emmett Moldowan, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 212-848-5356

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer 🗷	Smaller reporting company 🗷
Emerging growth company 🗷

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Greenidge Generation Holdings Inc. (the “Company” or the “Registrant”) to register 3,076,842 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Shares”), that are reserved for issuance upon the vesting and exercise of non-qualified stock options granted to David Anderson and Scott MacKenzie in connection with their appointment as Chief Executive Officer and Chief Strategy Officer of the Company, respectively (the “Inducement Grants”). The Inducements Grants have been granted outside the Company’s long-term equity incentive plan as an inducement material to Messrs. Anderson and MacKenzie entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4), in each case on the form of award agreement attached to this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference to this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 31, 2022;
(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed on May 16, 2022 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed on August 15, 2022;
(c)	The Company’s Current Reports on Form 8-K filed on February 2, 2022, March 24, 2022, March 31, 2022, April 1, 2022, April 8, 2022, April 14, 2022, April 22, 2022, May 16, 2022, August 15, 2022, September 7, 2022, October 4, 2022, October 11, 2022 and October 12, 2022 (in each case, other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); and
(d)	The description of the Registrant’s common stock set forth in Exhibit 4.6 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, together with any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing or furnishing of such documents; provided, however, that information deemed to have been furnished and not filed shall not be deemed to be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Company’s amended and restated certificate of incorporation and bylaws provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter.

The Company has entered into indemnification agreements with each of the Company’s directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company under the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company may enter into one or more underwriting agreements which provide that the underwriters will be obligated, under some circumstances, to indemnify the Company’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.
Exhibit Number	Description
3.1	Second Amended and Restated Certificate of Incorporation of the Registrant
3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (Registration Statement No. 333-264366) filed with the Commission on April 19, 2022)
5.1	Opinion of Shearman & Sterling LLP
23.1	Consent of Shearman & Sterling LLP (contained in Exhibit 5.1)
23.2	Consent of Armanino LLP
24.1	Power of Attorney (contained on the signature page hereto)
99.1	Form of Stock Option Inducement Award Agreement
107.1	Filing Fee Table

Item 9.	Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       The undersigned Registrant further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfield, Connecticut, on this 31st day of October, 2022.

GREENIDGE GENERATION HOLDINGS INC.

By:	/s/ Terence Burke
Name: Terence Burke
Title: General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David Anderson, Dale Irwin and Terence Burke, each as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933 increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David Anderson
David Anderson	Chief Executive Officer (Principal Executive Officer) and Director	October 26, 2022

/s/ Bob Loughran
Bob Loughran	Chief Financial Officer (Principal Financial and Accounting Officer)	October 25, 2022

/s/ Timothy Fazio
Timothy Fazio	Chairman of the Board of Directors	October 25, 2022

/s/ Ted Rogers
Ted Rogers	Vice Chairman of the Board of Directors	October 26, 2022

/s/ Jerome Lay
Jerome Lay	Director	October 28, 2022

/s/ Andrew M. Bursky
Andrew M. Bursky	Director	October 28, 2022

/s/ Timothy Lowe
Timothy Lowe	Director	October 28, 2022

/s/ Daniel Rothaupt
Daniel Rothaupt	Director	October 25, 2022

/s/ David Filippelli
David Filippelli	Director	October 29, 2022

/s/ Michael Neuscheler
Michael Neuscheler	Director	October 25, 2022